SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Exelixis, Inc.

(Name of Registrant as Specified in Its Charter)

Farallon Capital Partners, L.P.

Farallon Capital Institutional Partners, L.P.

Farallon Capital Institutional Partners II, L.P.

Farallon Capital Institutional Partners III, L.P.

Four Crossings Institutional Partners V, L.P.

Farallon Capital Offshore Investors II, L.P.

Farallon Capital (AM) Investors, L.P.

Farallon Capital F5 Master I, L.P.

Farallon Healthcare Partners Master, L.P.

Farallon Capital Management, L.L.C.

Farallon Partners, L.L.C.

Farallon Institutional (GP) V, L.L.C.

Farallon F5 (GP), L.L.C.

Farallon Healthcare Partners (GP), L.L.C.

Joshua J. Dapice

Philip D. Dreyfuss

Hannah E. Dunn

Michael B. Fisch

Richard B. Fried

Varun N. Gehani

Nicolas Giauque

David T. Kim

Michael G. Linn

Rajiv A. Patel

Thomas G. Roberts, Jr.

Edric C. Saito

William Seybold

Daniel S. Short

Andrew J. M. Spokes

John R. Warren

Mark C. Wehrly

Richard Bollini

Colby Clark

Cameron Hillyer

David A. Posner

Matthew Trentini

Tomas J. Heyman

David E. Johnson

Robert “Bob” Oliver, Jr.

Caligan Partners LP

Caligan Partners Master Fund LP

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 3, 2023, Farallon Capital Management, L.L.C. and certain of its affiliates (“Farallon”) issued a press release (the “Press Release”) and a letter to shareholders (together with the Press Release, the “Materials”) related to Exelixis, Inc., which Farallon also simultaneously published to its website, located at www.FocusEXEL.com (the “Website”). A copy of the Materials is filed herewith as Exhibit 1.

Also on May 3, 2023, the website page (the “Website Page”) filed herewith as Exhibit 2 was published on the Website.  From time to time, Farallon or its fellow participants in the proxy solicitation may disseminate the Website Page and the Materials or portions thereof.

Exhibit 1

Farallon Capital Urges Exelixis Shareholders to Support Change by Electing Its Three Highly Qualified Director Candidates

Files Definitive Proxy Materials and Sends Letter to Exelixis Shareholders

Encourages Shareholders to Show that the Status Quo Cannot Continue by Voting to Elect All Three of Farallon’s Independent Nominees on the WHITE Proxy Card

Visit www.FocusEXEL.com to Obtain Important Information and Sign Up for Updates

SAN FRANCISCO May 3, 2023 – Funds managed by Farallon Capital Management, L.L.C. (“Farallon”) own approximately 7.2% of the outstanding shares of Exelixis, Inc. (NASDAQ: EXEL) (“Exelixis” or the “Company”), making it the Company’s largest active shareholder. Today, Farallon filed definitive proxy materials in connection with Exelixis’ 2023 Annual Meeting of Shareholders (the “Annual Meeting”), which has been scheduled for May 31, 2023. Farallon also sent a letter today to the Company’s shareholders outlining why change is urgently needed in Exelixis’ boardroom and why shareholders should support Farallon’s three independent director nominees for election to the Board of Directors (the “Board”) at the upcoming Annual Meeting.

For more information, shareholders can visit: www.FocusExel.com. The full text of the letter is below:

***

Dear Fellow Exelixis Shareholders:

Farallon Capital Partners, L.P. (together with certain of its affiliates, “Farallon,” “we” or “us”) has owned Exelixis stock continuously since 2018. We currently own approximately 7.2% of the outstanding shares of Exelixis, Inc. (“Exelixis” or the “Company”), making us the Company’s largest active shareholder.

Farallon is a fundamental value investor that takes great pride in building strong, lasting relationships with boards and management teams. Our preference is to work constructively with our portfolio companies to help drive sustainable value and growth. Only in situations where it is absolutely necessary do we publicly criticize or challenge a Board’s stewardship. This is one of those situations. As a result, we have nominated three candidates to the Board of Directors at this year’s May 31, 2023 Annual Meeting of Shareholders.

We are enthusiastic owners of Exelixis. In our view, the cabozantinib franchise and related intellectual property are durable assets that are expected to generate more than $2 billion in sales this year, and more next year. But despite this commercial success, Exelixis has not performed for shareholders. Since its IPO approximately 23 years ago, Exelixis has delivered a total return of just 35% for shareholders. By comparison, over that same period, the Nasdaq Biotech Index has achieved a 287% return.

With a commercialized drug and strong revenue growth, this performance is unacceptable. And in our opinion, its cause is undeniable.

Exelixis insists on conducting a sprawling, unfocused and massive R&D effort without justification. The Company is planning to spend more than $1 billion on R&D this year across almost 80 trials, in a multitude of indications and with a variety of modalities. Investors are not expecting much from all this spend, we believe, as best evidenced by the muted reaction to a recent late-stage trial failure. By our math, Exelixis is valued significantly lower today than the present value of the expected cash flow from cabozantinib. That is, investors believe there will be a negative return from all the R&D spend.

We have tried to explain to Exelixis that unfocused spending on R&D is no longer acceptable. Recent history proves it is neither effective nor efficient, and not good for patients or shareholders. But perhaps because the Exelixis Board has so few new members, with seven directors with more than 15 years of tenure and three directors with more than 20 years of tenure, the Board is unwilling or unable to hew to the present imperative of R&D specialization and spending discipline.

The Company does, perhaps, recognize that its failure to generate returns for shareholders makes it vulnerable to criticism. But even if the Company knows it may need to change, it is apparently reluctant to do so, and seemingly only intends to change minimally – just enough to appear proactive and stave off a shareholder referendum that risks even more change.

But more change is precisely what is needed.

At this year’s Annual Meeting, it is critical that shareholders send Exelixis a clear message: Focus your R&D on your best clinical prospects and in areas where you have identifiable research advantages. This is not a message Exelixis wants to hear. And so, we need to be united and unequivocal. As a fellow shareholder, we encourage you to elect our three Board candidates, all of whom are independent of Farallon. That will be the only way this Board will hear shareholders’ resounding call for change. This contest is about spurring positive change at a company that has historically been resistant to change.

Please vote for Tomas Heyman, David Johnson and Robert Oliver – and reject the Company’s nominee, Lance Willsey – by voting on the WHITE proxy card.

Exelixis Has Failed to Deliver Shareholder Value

Even with a commercialized product delivering strong and growing revenue, shareholders are worse off than they were five years ago. And over almost every other time period:

Exelixis Relative TSR	1-Year	3-Year	5-Year	15-Year	20-Year	Since IPO
vs. Proxy Peers	(17%)	(9%)	(36%)	(371%)	(820%)	(134%)
vs. Close Peers	(23%)	0%	(37%)	(517%)	(962%)	(191%)
vs. Nasdaq Composite	(2%)	(44%)	(92%)	(314%)	(755%)	(224%)
vs. S&P 400	(5%)	(58%)	(61%)	(84%)	(494%)	(555%)
vs. Nasdaq Biotech Index	(12%)	(7%)	(41%)	(235%)	(504%)	(252%)

Poor Decisions by the Board and Management Team Have Led to This Underperformance

In our view, Exelixis’ long-term underperformance is the result of the Board’s failures and errors in judgment:

•	Inefficient and Unfocused R&D: At a time when the cost of capital is increasing and biotech companies of all sizes are prioritizing spending control and making hard choices, Exelixis is trending in the opposite direction. In 2023, the Company plans to spend more money than ever on R&D, with much of it going to discovery and pre-clinical projects in scientific and clinical areas where we believe the Company lacks differentiation and a competitive advantage.

1 Source: FactSet and Bloomberg. Data as of March 17, 2023. “Proxy Peers” include ACADIA Pharmaceuticals, Alkermes, Alnylam Pharmaceuticals, BeiGene, BioMarin Pharmaceutical, Blueprint Medicines, Emergent BioSolutions, Horizon Therapeutics, Incyte, Ionis Pharmaceuticals, Jazz Pharmaceuticals, Natera, Neurocrine Biosciences, NovoCure, Sarepta Therapeutics, SAGE Therapeutics, Seagen, Ultragenyx and United Therapeutics. “Close Peers” include Alnylam Pharmaceuticals, BioMarin Pharmaceutical, Incyte, Ionis Pharmaceuticals, Neurocrine Biosciences and Seagen. Peer data refers to median.

•	Lack of a Clearly Articulated R&D and Capital Allocation Strategy: Exelixis has failed to communicate a coherent R&D strategy to the investment community. This type of large, unfocused R&D program without an organizing principle or strategy creates the perception of complexity and a lack of productivity, making it difficult to attract interest from investors. Given the lack of an R&D thesis, it is not surprising that over the last five years many of the active money managers that owned Exelixis stock have sold down or exited their positions completely.

•	Suboptimal Capital Allocation and an Inefficient Balance Sheet: At the end of 2022, Exelixis had more than $2 billion of cash and marketable securities on its balance sheet. With a cash hoard so large, Exelixis has not had to be disciplined with its spending. We appreciate that Exelixis responded to our call to return capital (even if belatedly), but it should distribute even more to ensure more focus.

•	Inability to Achieve Stated Targets: At the 2020 JP Morgan Conference, Exelixis laid out a path to reaching $4 billion in net revenue from cabozantinib by 2025. The market reacted positively. However, management has failed to execute on this vision and analysts are now expecting just $2.3 billion in revenue in FY 2025.

•	Insufficient Board Refreshment: The average tenure of the directors currently on the Board is 16 years, which is among the highest in the entire Nasdaq Biotech Index. Seven of the eleven current directors have served on the Board for more than 15 years, and three have served for more than 20 years.

•	Lack of Board Alignment with Shareholders: While Exelixis’ management promotes the success of cabozantinib and the promising pipeline of new drugs, the Board and CEO have been aggressively selling stock, realizing over $110 million from sales of Exelixis shares over the past ten years. As a result, most of the directors no longer have a substantial financial investment in the Company.[2]

•	Ineffective Compensation Program: Despite the Company’s long-term underperformance, the CEO’s compensation has increased dramatically over the last five years. In 2022, with the stock down more than 12% on the year, President and Chief Executive Officer Michael Morrissey was paid $16.8 million. That was twice what he made in 2021, when the stock also fell, and seven times what he made in 2020.

Our Engagement with Exelixis Has Been Disappointing

Given these many issues – and our large investment – we have sought to engage with Exelixis to find a path forward that would benefit shareholders and patients. At every turn, Exelixis has sought to minimize change and preserve its discretion to resist outside influence.

Initially, Exelixis offered to provide us with data that supposedly supported the need for the Company’s bloated R&D program. We suspect they did not think we would agree to their offer. And so, when we agreed to sign a standard confidentiality agreement and restrict our ability to buy and sell Exelixis securities for nine months, the Company quickly did a volte face. Suddenly, the Company claimed, Farallon was the one seeking too much data and access when, in fact, it had been the Company’s Chairman who offered to justify Exelixis’ spending with private data and the Company that required that Farallon interact with Exelixis’ CEO regarding the information. We have come to doubt that the Company’s offer to show us the justification for the $1 billion in spending was ever genuine.

2 Source: FactSet.

What we have learned from the Company’s refusal to sign the very confidentiality agreement it drafted was that the Board did not actually want to convince us of anything. It wanted instead to shroud its decision-making behind a curtain, claiming it had data without having to reveal it.

Faced with mounting evidence of a board stubbornly averse to change and resistant to outside input, we decided to take our case directly to shareholders.

We Believe Change Is Warranted

Our Board candidates are leading executives, directors and investors. If elected, they will bring much-needed fresh perspectives, independence and a sense of urgency to the Exelixis Board. Together, they are committed to working constructively on behalf of all shareholders to drive change.

•	Tom Heyman led Johnson & Johnson’s venture capital group, which managed approximately $1.5 billion in capital and oversaw investments in over 100 companies and assets. He is also the former Global Head of Business Development for Janssen Pharmaceuticals, where he was responsible for sourcing and executing hundreds of M&A and licensing transactions.

•	Dave Johnson has spent over a decade investing in and serving on the boards of small- and mid-cap life sciences companies and has strong expertise in biotech capital allocation.

•	Bob Oliver is the former CEO of Otsuka America Pharmaceutical (“Otsuka”). He has a track record of building strong portfolios and commercializing assets across different markets. While at Otsuka, he built the company’s commercial capabilities and developed ABILIFY into the number-one selling pharmaceutical in the U.S.

Realizing the strength of our candidates, the Company has indicated that it will support two of our nominees, Tom Heyman and Bob Oliver. However, we do not believe this is sufficient. And we believe the Board knows this too. As such, we believe shareholders should see this ploy for what it is: a tactical gambit to avoid meaningful change, rather than self-realized refreshment.

To drive real change, we believe that it is essential that all three of Farallon’s candidates are elected. Shareholders must send an unequivocal message that the status quo is not a viable path forward.

To do so, you must withhold from at least one of the Board’s incumbent directors. We are strongly recommending shareholders reject incumbent director Lance Willsey. The Board claims that Dr. Willsey should serve on this Board for his 27th consecutive year because of his “skill as a physician.” But, as far as we can tell, Dr. Willsey has not had an active medical license since the 1990s. Today, he is a professional race car driver, not an oncologist. He does not serve on any other public company boards; he does not practice medicine; he is not a member of American Society of Clinical Oncology (ASCO), the professional society of oncologists; he left his investment fund more than 20 years ago, and he does not appear to have had full-time employment in the medical, financial or any other field since. Additionally, Dr. Willsey has sold $10 million worth of stock in recent years, which reflects, in our view, a lack of optimism and complete lack of alignment with shareholders. Despite these facts, the Board is seemingly content to have him remain on the Board indefinitely, rather than replace him with Dave Johnson, who would bring current biotechnology expertise, a shareholder perspective and much-needed independence and objectivity to the Board’s deliberations.

Frankly, we do not blame Dr. Willsey for wanting to remain on this Board. We believe that Dr. Willsey has not seen a patient in 25 years and has not invested professionally in 20 years, but he benefits handsomely from his association with Exelixis. He received more than $440,000 for attending Board meetings last year while Exelixis appears to have been sponsoring his automotive racing team for no discernible reason. What is less clear is how Dr. Willsey helps Exelixis shareholders.

Dr. Willsey’s continuing presence on this Board is symptomatic of all that is wrong with Exelixis: He is proposed for yet another year of service because he has always been a Board member. The Board seemingly believes next year should be just like last year. But last year, like almost every year, Exelixis underperformed its potential and its peers. It is time to break the cycle.

Reelecting Dr. Willsey to this Board would send the unmistakable message to the directors that they can continue to oversee the business in the same comfortable way to which they have become accustomed without accountability to shareholders. We believe shareholders deserve better.

The Path Forward

We believe Exelixis' Board needs a jolt of fresh thinking.

In our view, the election of Dave Johnson – an experienced life sciences investor and director – as a replacement for Dr. Willsey, a long-tenured, underqualified and underperforming incumbent director, will dramatically enhance the quality, objectivity and urgency of the Board’s deliberations. As importantly, the election of our three candidates would, in our view, serve as a mandate for meaningful change.

We urge you to vote the WHITE proxy card today FOR the election of our candidates, Tom Heyman, Dave Johnson and Bob Oliver, and to “withhold” on Lance Willsey.

Please visit www.FocusEXEL.com to sign up for updates and learn how to vote on the WHITE proxy card to elect our full three-member slate.

Thank you for your support.

***

VOTE THE WHITE PROXY CARD TO FOCUS EXEL AT THIS YEAR’S ANNUAL MEETING OF SHAREHOLDERS. VISIT WWW.FOCUSEXEL.COM TO SIGN UP FOR IMPORTANT UPDATES.

We urge shareholders to vote “FOR” each of the Farallon Nominees on the WHITE Proxy Card and to “WITHHOLD” on Lance Willsey.

If you have already voted using the Company’s proxy card, you have every right to change your vote by completing and mailing the enclosed WHITE Proxy Card in the pre-paid envelope or by voting via Internet or by telephone by following the instructions on the WHITE Proxy Card.

***

About Farallon

Farallon Capital Management, L.L.C., is a global investment firm founded in 1986 and registered as an investment advisor with the United States Securities and Exchange Commission since 1990. Farallon seeks investments across asset classes and around the world through a process of bottom-up fundamental research and analysis emphasizing capital preservation. More information on Farallon is available at www.faralloncapital.com.

Disclaimer

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. This press release does not recommend the purchase or sale of a security. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. In addition, this press release and the discussions and opinions herein are for general information only, and are not intended to provide investment advice.

This press release contains forward-looking statements. Forward-looking statements are statements that are not historical facts and may include projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future financial results, events, operations, services, product development and potential, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “will be” and similar expressions. Although Farallon (as defined below) believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties—many of which are difficult to predict and are generally beyond the control of Farallon or the Company—that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties are enumerated in the Company’s public filings. In addition, the foregoing considerations and any other publicly stated risks and uncertainties should be read in conjunction with the risks and cautionary statements discussed or identified in the Company’s public filings with the United States Securities and Exchange Commission (the “SEC”), including those listed under “Risk Factors” in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q. The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, Farallon does not undertake any obligation to update or revise any forward-looking information or statements. Certain information included in this material is based on data obtained from sources considered to be reliable. Any analyses provided to assist the recipient of this material in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. All figures are unaudited estimates and, unless required by law, are subject to revision without notice.

Funds managed by Farallon Capital Management, L.L.C. (“Farallon Capital Management”) currently beneficially own shares of the Company. These funds are in the business of trading (i.e., buying and selling) securities and may continue trading in the securities of the Company, subject to applicable law. You should assume such funds will from time to time sell all or a portion of their holdings of the Company in open market transactions or otherwise, buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls, swaps or other derivative instruments relating to such shares, subject to applicable law.

Consequently, Farallon Capital Management’s beneficial ownership of shares of, and/or economic interest in, the Company may vary over time depending on various factors, with or without regard to Farallon Capital Management’s views of the Company’s business, prospects, or valuation (including the market price of the Company’s shares), including, without limitation, other investment opportunities available to Farallon Capital Management, concentration of positions in the portfolios managed by Farallon Capital Management, conditions in the securities markets and general economic and industry conditions. Farallon Capital Management also reserves the right to change the opinions expressed herein and its intentions with respect to its investment in the Company, and to take any actions with respect to its investment in the Company as it may deem appropriate, and disclaims any obligation to notify the market or any other party of any such changes or actions, except as required by law.

Important Information

Farallon Capital Partners, L.P. (together with its affiliates, “Farallon”), together with certain other persons acting as participants in the solicitation of shareholders of the Company by Farallon in connection with the Company’s 2023 annual meeting of shareholders (the “2023 Annual Meeting”), have filed a definitive proxy statement and accompanying white proxy card with the SEC on May 3, 2023. Shareholders are advised to read the definitive proxy statement and any other documents related to the 2023 Annual Meeting as they contain important information.

The definitive proxy statement and other relevant documents are available free of charge on the SEC’s website at https://www.sec.gov, as well as on Farallon’s website in connection with the 2023 Annual Meeting at https://www.FocusEXEL.com. Shareholders may also direct a request to Farallon’s proxy solicitor, MacKenzie Partners, Inc., 1407 Broadway, 27th Floor, New York, New York 10018 (shareholders can call toll-free at 1-800-322-2885).

Contacts

For Investors:

MacKenzie Partners, Inc.

Bob Marese, 1-800-322-2885

proxy@mackenziepartners.com

For Media:

Longacre Square Partners

Dan Zacchei / Charlotte Kiaie, 646-386-0091

Farallon@longacresquare.com

7

Exhibit 2

FOCUS EXEL

Read Farallon's Letter to Exelixis Shareholders

Read Farallon's Definitive Proxy Statement

HOW TO VOTE

Farallon recommends shareholders vote "FOR" each of the Farallon Nominees on the WHITE Proxy Card and "WITHHOLD" on Lance Willsey.

Read Farallon's April 5th letter to shareholders

STAY INFORMED

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INVESTOR CONTACT

MacKenzie Partners, Inc.
Bob Marese
proxy@mackenziepartners.com
1-800-322-2885

MEDIA CONTACT

Longacre Square Partners
Dan Zacchei / Charlotte Kiaie
Farallon@longacresquare.com
646-386-0091

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